INDEPENDENT AUDITORS’ CONSENT

Integral Vision, Inc.

Farmington Hills, Michigan

We consent to inclusion of our report dated March 19, 2003 in the Registration Statement on Form SB-2 relating to the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2002 of Integral Vision, Inc., and to the incorporation by reference of our report dated March 19, 2003, which report appears in the December 31, 2002 Annual Report on Form 10-K of Integral Vision, Inc., and to the reference to our firm under the heading “Experts” in that registration statement.

Our report dated March 19, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/S/MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan

June 6, 2005